The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on July 23, 2010.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009.

These risks and uncertainties also include the following factors: Global recessionary economic conditions and adverse developments in the credit markets have had, and we expect will continue to have, an adverse effect on our investments and our operating results, including causing significant reduction in the availability of financing to us and for refinancing to our borrowers, increases in payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments; Our ability to generate operating cash flow and access capital has been, and may continue to be, adversely affected by the global recessionary economic conditions and adverse developments in the capital markets; The failure of most of our Taberna securitization financings to meet their performance tests, including over-collateralization requirements, has reduced, and may continue to reduce, our net income and cash flow generated by these securitizations, may trigger certain termination provisions in the related collateral management agreements under which we manage these securitizations and has caused an event of default under most of these securitizations and may cause an event of default under the remaining securitizations; If our securitizations secured primarily by commercial real estate loans were to fail to meet their performance tests, including over-collateralization requirements, our net income and cash flow would be materially reduced; If a collateral management agreement is terminated or if the securities serving as collateral for a securitization are prepaid or go into default, the collateral management fees will be reduced or eliminated; Our investments in securitizations are exposed to greater uncertainty and risk of loss than investments in higher grade securities in these securitizations; Adverse market trends relating to the loans and real estate securities collateralizing our securitizations have reduced, and are expected to continue to reduce, the value of our retained interests in these securitizations; Our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business, increase revenue and pay distributions to our shareholders; Our reliance on significant amounts of debt to finance investments may subject us to an increased risk of loss, reduce our return on investments, reduce our ability to pay distributions to our shareholders and possibly result in the foreclosure of any assets subject to secured financing; We may seek to acquire, redeem, restructure, refinance or otherwise enter into transactions to satisfy our debt which may include issuances of our debt and/or equity securities, sales or exchanges of our assets or other methods; We operate in a highly competitive market which may harm our business, financial condition, liquidity and results of operations; Loss of our management team or the ability to attract and retain key employees could harm our business; We are subject to litigation and IRS examinations and the adverse resolution of these matters could have a material adverse effect on our financial condition and results of operations; We may enter into new businesses, make future strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties in our business; Payment defaults and other credit risks in our investment portfolio have arisen, and may continue to increase, which has caused, and may continue to cause, adverse effects on our cash flow, net income and ability to make distributions; If we are unable to improve the performance of commercial real estate properties we take control of in connection with restructurings, workouts and foreclosures of investments, our financial performance may be adversely affected; We may not realize gains or income from investments and have realized, and may continue to realize, losses from some of our investments; We cannot predict the effect on us that government policies and plans adopted in response to global recessionary economic conditions and adverse developments in the credit markets will have; Our investment portfolio may have material geographic, sector, property-type and sponsor concentrations; A portion of our assets and liabilities are recorded at fair value as determined in good faith by our management and, as a result, there may be uncertainty as to the value of these investments; When we acquire properties through the foreclosure of commercial real estate loans, we may recognize losses if the fair value of the property internally determined upon such acquisition is less than the previous carrying amount of the foreclosed loan; The fair value of our assets that we record at their fair value under the fair value option has declined, and may continue to decline, substantially, which has had, and may continue to have, an adverse effect on our financial statements; We may fail to qualify as a REIT, and such failure to qualify would have significant adverse consequences on the value of our common shares; Loss of our Investment Company Act exemption would affect us adversely; Our failure to maintain a broker-dealer license in the various jurisdictions in which we do business could have a material adverse effect on our business, financial condition, liquidity and results of operations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP – Director of Corporate Communications

Scott Schaeffer

RAIT Financial Trust – CEO & President

Jack Salmon

RAIT Financial Trust – CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

David Chiaverini

BMO Capital Markets — Analyst

Robert Schwartzberg

Compass Point — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2010 RAIT Financial Trust earnings conference call. My name is Deirdre, and I will be your coordinator for today. At this time, all participants are in a listen only mode. We will conduct a question and answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Andres Viroslav, Vice President and Director of Corporate Communications. Please proceed.

Andres Viroslav - RAIT Financial Trust — VP – Director of Corporate Communications

Thank you, Deirdre, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s second quarter 2010 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jack Salmon, RAIT’s Chief Financial Officer. This morning’s call is being webcast on our website at www.RAITFT.com. There will be a replay of the call available via web cast on our website and telephonically, beginning at approximately 11 AM Eastern Time today. The dial-in for the replay is 888-286-8010, with a confirmation code of 31239567.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect accuracy of our expectations, or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K, available at RAIT’s website, www.RAITFT.com, under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I’d like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer, Scott?

Scott Schaeffer - RAIT Financial Trust – CEO & President

Thank you very much, Andres, and thank all you for joining us this morning as we present RAIT’s second quarter 2010 results. For the quarter ended June 30th, 2010, RAIT generated $0.27 per share in GAAP earnings and $6.5 million of REIT taxable income. This is our third consecutive quarter of positive GAAP earnings and the first quarter of REIT taxable income since the third quarter of 2009. We are pleased with these results, and are hopeful that we have turned the corner and that these trends will continue. Of course, our success is closely tied to continued improvement in general economic and credit market conditions.

On previous calls, we have described our goals for RAIT as we continue to adapt the business to current market realities. I would like to take a moment and update you on the progress we have made towards achieving these goals during the first half of 2010.

First is deleveraging the balance sheet. During the second quarter, we made further strides in the deleveraging process. We repurchased or retired approximately $48.1 million of RAIT’s total indebtedness, lowering RAIT’s debt to equity ratio to 2.7 times.

Specifically, we took advantage of opportunities to repurchase at substantial discounts $33.5 million of our 6.875% convertible notes and CRE CDO debt. The balance of such convertible debt outstanding at the end of the second quarter was $172 million, as compared to $246 million at the beginning of the year. Also, subsequent to quarter-end, we exchanged an additional $10 million of our convertible debt for a combination of cash and equity. We expect to continue to delever the company throughout 2010.

Our second goal is managing the performance of our commercial real estate platform. The credit performance of our commercial real estate portfolio continues to improve. Our CRE-related provision for loan losses was $7.6 million in the second quarter, as compared to $19.5 million a year ago, and our CRE loans on non-accrual remained level on a linked quarter basis and decreased 23% year-over-year. Our portfolio of directly owned commercial real estate assets totaled $804 million at June 30, 2010. Average occupancy rates and rents continued to improve in the portfolio as a whole, with the multifamily assets being the largest and best-performing property type within the portfolio. As an owner, we benefit from any potential equity upside in the portfolio and future revenue growth that we can achieve through our active management of these assets towards stabilization. We also continue to execute on our green energy initiatives and are taking advantage of government subsidies and tax credits focused on job creation within our office and retail properties.

Though future performance is difficult to predict, in the first half of 2010, our occupancy rates rose, our provision for loan losses declined, and we continued to pass both the over-collateralization and interest coverage tests on both of our CRE CDO securitizations. Also, as part of our strategy to focus on our commercial real estate platform, during the second quarter, we completed the disposition of our collateral management rights for 8 unconsolidated non-core Taberna securitizations for proceeds of approximately $16.5 million.

Our third goal is developing new sources of fee income. We’ve begun to see new fee income generation from our broker dealer, RAIT Securities, and our internal property management company, Jupiter Communities. RAIT Securities generated approximately $800,000 in fee trading income from higher trading volumes during the quarter and Jupiter Communities, which manages many of our owned multifamily properties and provides third party property management services, was awarded third party management contracts in the second quarter which increased its multifamily units under management by 15% to approximately 12,000 units. We expect to begin to see the benefit of these additional contracts in the third quarter. We have also added a group to internally manage and lease office and retail properties. This group will initially focus on properties within our portfolio, but will look to increase fee income through the addition of third party management contracts. We expect these initiatives to continue their forward momentum in the coming quarters.

And finally, we continue to see opportunities for new commercial real estate loans to be funded through our existing CRE CDO securitizations, or through one of the many relationships we have with various capital providers.

Before I turn the call over to Jack, I’d like to make some brief comments on the market. We continue to believe that our success, along with that of our peers, remains closely linked to an overall recovery in the economic and credit market conditions affecting commercial real estate. Positive employment growth is the most important factor for improvement in real estate fundamentals. Employment drives demand for apartment units, office space, as well as retail spending. RAIT’s Capital Advisory Group analyzed 77 markets and found that 75 had employment levels higher than each of the markets’ lowest point. We believe that this may point to an emerging but still fragile recovery occurring throughout the country. The improvement in the performance of our portfolio supports this view.

And with that, I would like to turn the call over to Jack to go through the financial results. Jack?

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

Thank you, Scott. The financial highlights for the quarter ended June 30th include, as Scott mentioned, GAAP earnings per share diluted from continuing operations of $22.3 million or $0.27 per common share and $53.6 million or $0.68 per common share for the first half of 2010.

Secondly, quarter-over-quarter increases have occurred in rental income and REIT taxable income and third, a $48 million reduction in total debt outstanding compared to the first quarter of 2010 will result in cumulative decreases in total debt outstanding of $134 million since December 31st, 2009.

These results reflect our ongoing efforts to deleverage the balance sheet, generate increases in revenue from our core CRE lending and direct ownership of real estate and implementation of our incremental cost reductions. I will review some of the key trends in more detail.

For 2010 second quarter, total revenue was $39.7 million, of which 51% was derived from rental income, 40% from net interest margin, and 9% from fee and other income. The total revenue decreased 9%, as compared to the first quarter of 2010, primarily due to reduced net interest margin of $1.8 million and $5.3 million lower fee income. This follows the disposition of certain of our CDO asset management contracts in April. Since quarterly fee income may vary widely, we have been reinvesting the net cash proceeds to generate recurring annual interest cost savings by repurchases of debt and also investing in new CRE assets to increase the future cash returns to the portfolio. We used $4.7 million of the net cash proceeds from the Fortress transaction to repurchase $33.5 million of debt during the second quarter alone. This will result in $1.6 million of annual cost interest savings, a return of 34% on our reinvested cash. We expect to save approximately $2 million annually from reducing G&A costs associated with managing the contracts that were sold.

In our owned real estate portfolio, we generated rental income of $20.3 million as compared to $18.5 million during the first quarter of 2010. This is a 9% increase on a quarter-over-quarter basis. The primary reason for the $1.8 million increase in rent was the increased occupancy of 3.6% portfolio-wide, primarily in our multifamily assets. I will describe that in a little more detail in a few minutes.

We also recorded a provision on the CRE loan losses of $7.6 million during this quarter, as compared to $17.4 million in the first quarter of this year. Reference is made to the key statistics and trend data that we have included in the press release. These improving trends reflect the reduction in our CRE loan portfolio of non-performing loans to $131 million at June 30th from $172 million a year ago at June 30th, 2009 and they equal 10.2% of the current outstanding unpaid balance. Our allowance for CRE loan losses of $70.7 million represents approximately 54% of that non-performing balance as of June 30th, 2010.

In our debt portfolio, the fair value mark to market adjustments was $4.4 million this quarter, representing $35 million of estimated improvements in the credit risks of the underlying assets, a $5 million reduction in the pricing of the related non-recourse debt, offset further by $36 million of increases in the interest rate hedge liabilities. This reflects the impact of projected long-term interest rate movements on the portfolio.

I will now review each of our primary investment portfolios.

First and foremost our CRE loan portfolio. Our CRE loan portfolio has $1.3 billion of loans, representing 43% of our consolidated assets. These are securitized by long-term match-funded non recourse financing. At quarter-end, we had $58 million of restricted cash in our two CRE securitizations, with $31 million dedicated to future funding commitments, representing all the known commitments in those portfolios. The $27.5 million of net funding capacity, together with expected loan repayments, will continue to provide capital for our new CRE loans in these portfolios.

As Scott mentioned, both of our CRE loan securitizations are meeting all of their interest coverage and OC requirements. As of the most recent payment cycle, July, the most stringent OC test was at 118% versus a trigger of 116% in CRE 1 and 114% versus a trigger of 112% in CRE 2. We continue to focus on monitoring and enhancing the performance of these structures through a series of management initiatives.

Our loan portfolio has 198 loans, with 54% of them representing the carrying amount of bridge or first lien positions, and an overall weighted average coupon of 7.7%. The collateral for the loan portfolio is comprised of 38% multifamily, 33% in office, 23% retail and 6% other asset categories.

Our second portfolio is our CRE direct owned real estate. The CRE owned portfolio has $804 million of assets, representing 26% of our consolidated assets. During the quarter, we converted one CRE loan in an office property with an unpaid principal balance of $12 million into a directly owned investment. We now own 47 properties, with 66% of the total dollar value represented by multifamily assets, 27% in office, 5% in retail and 2% in other property types. As presented in the press release, we are seeing improvements in average occupancy percentages with a quarter-over-quarter increase of 3.6%. Now, included in that are the following changes by category as of June 30th. Multi family is at 83.5%, which is up 5.5% over the first quarter; office is at 55.5%, up 1.3%, and retail is at 58.7%, down 1.4%, with a total average of 74.4%, and an increase of 3.6% quarter-over-quarter. We will continue to seek ways to upgrade the CRE owned portfolio’s operating performance, refinance its debt and generate additional shareholder returns through the actions we are taking.

Our third portfolio is our debt securities portfolio. The majority of our debt securities portfolio, representing 22% of our consolidated assets, is comprised of trust preferred securities and other debt securities owned by Taberna 8 and 9. The $682 million in investments and the related non-recourse debt financing are both reported under the fair value accounting methods.

Currently, almost all the quarterly cash flows are being applied to pay down the most senior rated AAA debt tranches, and there have been $6.4 million of debt repayments in those transactions year to date. Accordingly, RAIT only received the senior portion of our collateral management fees on this portfolio. Given the current credit performance of the underlying issuers, it is uncertain when the cash flows will be sufficient to pay other levels of the capital restructure, including our retained debt and our residual equity interests.

I would now like to spend a few minutes talking about the major transactions and recent events. We announced in the first quarter that on April 22nd, we sold the collateral management contracts on 8 Taberna CDOs for $16.5 million and we have now reported a gain on sale of $7.9 million associated with that transaction. We have received $2.7 million of collateral management fee income from these contracts during the first quarter and a pro rata amount of fees during quarter two due to the timing of the sale. Our recurring fee income on the remaining collateral management contracts is projected to be approximately $3.6 million on an annual basis.

The second activity has been a reduction of debt. During the second quarter, we completed four private transactions, in which a total of $20 million of our senior convertible debt was exchanged for a total of 5 million shares of common stock and $3.3 million of cash, equating to an effective exchange ratio ranging from 68% to 73% of the par value of the convertible debt surrendered. We also repurchased $13.5 million of our CRE non-recourse debt for approximately $1.4 million in cash. Now these exchanges and repurchases result in a gain on debt extinguishment of the quarter of $17.2 million. Subsequent to quarter end, another $10 million of convertible debt was exchanged in July on similar terms, so on a cumulative basis, we’ve reduced the amount of convertible debt outstanding from $246 million at the beginning of the year to $162 million today. This will enable us to save $3.7 million of net annual interest expense going forward, compared to the run rate we were at, at the beginning of this year.

We also repaid $9.7 million of bank and secured recourse debt this quarter, and we extended one of our commercial bank’s secured line of credit facilities further into 2011. We currently have only $9.9 million of recourse debt due within the next year.

We expect to obtain other sources of debt and equity capital as we continue to deleverage the balance sheet. Our total debt to equity ratio was 2.7 at quarter end, compared to a ratio of 7.4 times at June 30th, 2009. As of June 30th, 2010, we are in compliance with all of our debt covenants.

I would lastly like to speak about our REIT status and dividend expectations. As a REIT, we are required to make distributions of at least 90% of our annual REIT taxable income. For the second quarter, we are reporting estimated REIT taxable income of approximately $6.5 million, resulting in positive REIT taxable income of $3.7 million for the first six months of 2010. There can be no assurance that this estimate will be typical of results expected in the full year, and as of 12/31/2009, we had an estimated tax NOL carryforward of approximately $19 million, which may be utilized to offset future REIT taxable income.

Previously the Board of Trustees has declared second quarter preferred dividends, which were paid on June 30th, 2010. The Board will consider declaring a common dividend, if any, once it can be determined whether we will have REIT taxable income for the full year.

So in summary, we generated GAAP earnings per common share during the second quarter, which is our third consecutive quarter of positive GAAP earnings. We produced REIT taxable income in the second quarter at a level that achieves positive REIT taxable income for the first six months of 2010. We are encouraged by these results. We expect to continue to reduce our outstanding debt during the remainder of the year, and to accomplish these objectives, we will continue to seek new sources of capital, while reducing our debt through exchanges, repayments, refinancing, asset sales and other strategic initiatives. With that, I would like to return the call to Scott.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you, Jack. Deirdre, I think at this time, we are ready to open the call up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question comes from the line of David Chiaverini from BMO Capital Markets. Please proceed.

David Chiaverini - BMO Capital Markets — Analyst

Good morning, guys.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Good morning, David.

David Chiaverini - BMO Capital Markets — Analyst

I have a couple of questions for you. The first is how much recourse debt is coming due in the next 12 months?

Jack Salmon - RAIT Financial Trust – CFO &Treasurer

Over the next 12 months it is $9.9 million, David.

David Chiaverini - BMO Capital Markets — Analyst

And regarding the timing of the Taberna CDO sale, so the income was $3.5 million. How much of the $3.5 million was from managing the CDO, the Taberna CDOs that are now sold?

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

Approximately half of that in the quarter was related to the sold CDOs that were sold in April. That is a combination of our management fees and other fee income we generated from that portfolio.

Scott Schaeffer - RAIT Financial Trust — CEO & President

There were also advisory fees included in that number, David, which tend to be lumpy, because they are earned as transactions closed.

David Chiaverini - BMO Capital Markets — Analyst

Okay. And advisory fees on new real estate deals or? What advisory fees —

Scott Schaeffer - RAIT Financial Trust — CEO & President

I’m talking about the advisory fees through the management of the Taberna CDO securitizations.

David Chiaverini - BMO Capital Markets — Analyst

Okay and, you continue to expect to — now that they are sold, you are not going to get any anymore?

Scott Schaeffer - RAIT Financial Trust — CEO & President

No, but we retained Taberna 1, 8 and 9. We are still managing that collateral, and there are still opportunities associated with that management. Again, it is lumpy, and it is as work is done with the various credits.

David Chiaverini - BMO Capital Markets — Analyst

Okay. There is very nice decline in net charge offs. Well off the pace of 2009 and big improvement from the first quarter. What are your thoughts? It looks like the worst is behind you. What are you feeling about credit and how you think the portfolio —

Scott Schaeffer - RAIT Financial Trust — CEO & President

The portfolio is clearly performing better. As we said, we are hopeful that we have turned the corner. It feels better out there. As Jack reported, we only took back one property this quarter. There is not as many restructurings of debt going on. You keep hearing about extend and pretend. That has slowed dramatically, not just with us but with our peers also. I think ultimately, and this is what I referred to in my comments, that employment will really drive the recovery of commercial real estate. I would love to tell you that I have a crystal ball on employment but I don’t.

David Chiaverini - BMO Capital Markets — Analyst

Very good. Regarding the occupancy rate in the portfolio, a nice rebound over the past couple quarters up to the 74% level. What is sort of the goal before you would look to sell some of these properties? What would you want to see a property get up to, 85% to 90% or 90% plus before you would look to sell it?

Scott Schaeffer - RAIT Financial Trust — CEO & President

It is not just the occupancy. The property needs to stabilize in total. It is occupancy. It is rates being back to market, rental rates being at market. If there is any deferred maintenance, that work is completed, it is the burn off with concessions. It is all of the things that a real estate operator would look at to determine whether or not a property is stabilized.

You really don’t want to sell a property before it is stabilized, because that’s where the buyers are looking for the discount. You are much better off waiting and doing the work yourself. You get a much better bang for your buck, and that’s what we’re doing. You have to remember that when we took over these properties we didn’t take them over at their peak operating performance. There has been some work to do and there continues to be on a number of the properties. I’m still not convinced because there isn’t a tremendous amount of capital flowing in the commercial real estate investment arena that now is the time to sell anything especially if it is performing and generating a significant return just through the rental operations.

David Chiaverini - BMO Capital Markets — Analyst

Okay, What would be considered, I know there are other factors involved, but looking at just occupancy alone, what level of occupancy would you like to see for it to be considered stabilized?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Usually when you get into the low to mid-90s that’s when people consider on an occupancy level that the property has stabilized and you can start to push rents. You should never have a property that is higher than 95% occupied. It just means your rents are too low.

David Chiaverini - BMO Capital Markets — Analyst

Okay, Have you seen over the past couple quarters with occupancy going up, have you been getting the rental rates that you’re hoping for or is this kind of to get tenants in there and then recycle them out as contracts come due you get a new lease at a higher rate next year?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Clearly, we have been pushing rents on many of the properties that we now own and manage through our management company, through Jupiter, that we’ve had for some time. We have the occupancy levels back to what we would consider on an occupancy measure to be stabilized. We are pushing rents and we are burning off the concessions, and in many of those properties, I would — I would make the statement that they are stable at this point. But there are others within, the portfolio. That’s why when you look at the occupancy statistic as a whole, there are others we have taken back in the last six months, that we’re still in the process of working. What we are seeing is, we are seeing occupancies rise across the board, and that allows us to push rents higher.

David Chiaverini - BMO Capital Markets — Analyst

Okay, thanks a lot.

Jack Salmon - RAIT Financial Trust – CFO &Treasurer

Thank you, David.

Operator

Your next question from the line of Rob Schwartzberg from Compass Point. Please proceed.

Robert Schwartzberg - Compass Point — Analyst

Good morning, gentlemen.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Good morning, Rob.

Robert Schwartzberg - Compass Point — Analyst

Hi. I have three questions. One, I’m looking, and these are all compared to the first quarter of 2010. I’m looking at rental income net of real estate operating expense. Your rental income showed healthy increases, which is what I would have expected if your occupancies on average are increasing. But your real estate operating expense also went up by a fair amount and your actual, what I would call net operating income went down slightly, which is sort of not what I would have expected. Are there any one time expenses or anything in the real estate operating expense? In other words, I would have expected the net income to increase quarter-over-quarter. That’s one question.

My other questions, one of them has to do with investment interest expense. You have made incredible progress with paying down debt. I would have expected your interest expense quarter to quarter to decline by a little bit more than it did. Lastly, I have a global question about you have done a great job of paying down your convertible debt since the beginning of the year. Is there any number where, when you get it down to a certain threshold, you might be able to float a new bond offering and just take out the rest of it prior to maturity?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Rob. Thanks. This is Scott. I’m going to start with the first question regarding the real estate income as compared to the real estate operating expenses. We are pleased with the increase in the real estate income. That does reflect the increase in occupancy and the higher rents that we are achieving. One of, and I will call it a disconnect, is that when you take back properties the way we do, the income lags, but the expenses are incurred immediately. So some of the properties that we took back in the latter part of the first quarter, we had a full second quarter of expenses related to those properties, yet the income is a lagging number, so we are not going to see the benefit of owning those properties until we move them more towards stabilization. You should see that differential change as we are taking back, or taking into ownership, fewer properties each quarter.

Jack Salmon - RAIT Financial Trust – CFO &Treasurer

This is Jack. Let me add to Scott’s sentiments. Operating expenses are also a little bit lumpy when you are taking on portfolios, so we’re still, as Scott alluded to earlier, dealing with some takeover costs, deferred maintenance, and that type. On a looking forward basis, we are seeing some significant increases in things like insurance, property insurance rates are really up. The world insurance markets are nervous about a large storm and all the types of capacity that insurance companies base their rates on. We are doing the best we can to manage that and contain these costs. It will be a little bit lumpy until we get to a full year of operation and ownership on the properties.

On your second question, Rob, in terms of investment interest expense. It has stayed somewhat static. There are components in it that are moving up. The actual LIBOR index that we price many of our portfolios off of has moved up this quarter. We have continuing decreases because the convert interest is being paid back. We typically pay the accrued interest up to the date of the convert exchanges I described. When I describe interest savings, we expect to see that on a go forward basis had we completed the $80 million plus of exchanges that occurred during the first half of the year. We can give more detail to you after the call.

Robert Schwartzberg - Compass Point — Analyst

Okay. And then my last question was about globally, when you get the converts down to a certain number, wouldn’t it make sense to float a new offering, even if it’s at a higher nominal rate, to take out this issue?

Scott Schaeffer - RAIT Financial Trust — CEO & President

It absolutely would, however our goal is to retire all the convertible debt prior to 2012. As we get closer to that time, obviously we will be looking at all of our options, and we are staying in touch with the various providers that would provide such a refinance.

Robert Schwartzberg - Compass Point — Analyst

I’ll let someone else ask you questions, but I do want to follow-up with you regarding your comments about potentially looking at the common dividend again. I would like to understand that better at some point. Thank you.

Jack Salmon - RAIT Financial Trust – CFO &Treasurer

Thanks, Rob.

Operator

We have no further questions in queue. I would like to turn the call over to Mr. Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you. I will follow-up and respond to Rob’s follow-up question. It is our Board’s policy to review REIT taxable income on an annual basis towards the end of the year, and as you know by following us, it has been — and I will use the word “lumpy” again, quarter-over-quarter. I think Jack’s comment was just reminding everyone as we get closer to the end of the year, that we expect our Board to look at taxable income and at that point we will be making a determination if a common dividend is warranted. With that, I would like to thank everyone for joining us and we look forward to speaking with you next quarter. Thanks.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, good day.